EXHIBIT 5

[Isle of Capri Casinos, Inc. Letterhead]

March 10, 2005

Isle of Capri Casinos, Inc.

1641 Popps Ferry Road

Biloxi, Mississippi 39532

Re:
Isle of Capri Casinos, Inc.: Registration Statement on Form S-8 (Casino America, Inc. Deferred Compensation Plan, Isle of Capri Casinos, Inc. 2005 Deferred Compensation Plan and Nonemployee Director Deferred Compensation Plan)

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the “Registration Statement”) of Isle of Capri Casinos, Inc (the “Registrant”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the sale of up to 125,000 shares of the Registrant's Common Stock, $.01 par value per share (the “Shares”) to be issued pursuant to the Casino America, Inc. Deferred Compensation Plan, Isle of Capri Casinos, Inc. 2005 Deferred Compensation Plan and Nonemployee Director Deferred Compensation Plan (collectively, the “Plans”).

I am admitted to practice law in the State of Florida and I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law.

I have examined and am familiar with (i) the Registrant's Certificate of Incorporation, as amended, (ii) the Registrant's By-laws as amended, (iii) the corporate proceedings relating to the Registration Statement and the issuance of the Shares, and (iv) the Registration Statement. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies thereof. In addition, I have made such other examination of law and fact as I consider relevant for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares being registered, when issued in accordance with the related resolutions of the Board of Directors and the terms of the Plans, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Allan B. Solomon

Allan B. Solomon
General Counsel
Isle of Capri Casinos, Inc.